Exhibit 10.14

TELEGENT SYSTEMS, INC.

2010 EXECUTIVE BONUS PLAN

PLAN OBJECTIVES

•	Align the compensation of executive management to key financial drivers.

•	Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Create internal consistency and standard guidelines among the executive peer group.

PARTICIPATION ELIGIBILITY, PERFORMANCE PERIODS, AND PAYMENT TIMING

The positions eligible for the 2010 Executive Bonus Plan (the “Plan”) are listed below, along with the period for performance measurement and the timing of bonus payments:

Title	Payment Timing	Percentage Tied to Revenue and Operating Profit (Financial Goals)	Percentage Tied to Individual Goals/Corporate Objectives
Chief Financial Officer	Annual	50%	50%
Vice President of Operations	Annual	50%	50%
Vice President of Engineering	Annual	50%	50%
Vice President of Marketing	Annual	50%	50%
Vice President of Business Development	Annual	50%	50%
General Manager of China Operations	Semi-Annual	20%	80%
Vice President of Sales	Semi-Annual	20%	80%

If the executive leadership team changes composition, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee.

BONUS CALCULATION

Non Sales Execs:

Total Bonus = Target Bonus * [A * 50% + (level of B1 and B2 achieved) * 50%] * C

Sales Execs:

Total Bonus = Target Bonus * [A * 20% + (level of B1 and B2 achieved) * 80%] * C

A =	Bonus Achievement Percentage for Revenue Performance & Operating Profit Performance (see Table below) (Financial Goals)

B1 =	Corporate Objectives – Amount Achieved

B2 =	Individual Goals – Amount Achieved

C =	CEO/Compensation Committee multiplier (ranging from 75 - 125%)

Executive Bonus Payment Scale: The scale below will be used to calculate the Revenue and Operating Profit (“Financial Goals”) bonus payments on an annual basis.

Revenue Performance vs. Target	AND Operating Profit Performance vs. Target	Bonus Achievement Percentage
<70%	<70%	0%
70 - 79%	70 - 79%	20%
80 - 89%	80 - 89%	50%
90 - 99%	90 - 99%	80%
100 - 110%	100 - 110%	100%
110 - 120%	110 - 120%	110%
120 - 130%	120 - 130%	120%
130 - 140%	130 - 140%	130%
140 - 150%	140 - 150%	140%
>150%	>150%	150%

EFFECTIVE DATE

The Plan is effective as of April 1, 2009. However, the Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

DEFINITIONS

Financial Goals: Revenue and Operating Profit Targets

•	“Revenue” will be the total consolidated revenue that is reported by the Company, calculated in accordance with generally accepted accounting principles (“GAAP”).

•

“GAAP Operating Profit” will be a measure of the Company’s earning power from ongoing operations, equal to earnings before interest and income taxes, calculated in accordance with GAAP. (Both Revenue and Operating Profit targets will match the 2010 Fiscal Year Operating plan targets as approved by the Board.)

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 89.1%, it will be rounded up to 90%.

•

Performance Thresholds. There will be no payout for the revenue and operating profit component if the minimum financial targets are not achieved. The Revenue Performance must exceed the minimum threshold of 70% and the Operating Profit Performance must meet the minimum threshold of 70% in order for a payout to occur.

•

Payment Timing: Financial Goal bonus amounts will be calculated and accrued on a quarterly basis, but actual bonus payments will be made in accordance with the payment timing listed by position on page one. Annual payment will typically be issued 45-60 days following the fiscal close. Sales executives will be paid their individual goal achievements on a semi-annual basis. All other executives will be paid annually.

INDIVIDUAL GOAL AND CORPORATE OBJECTIVE ACHIEVEMENT

Executives must (i) help the corporation achieve Financial Goals to receive payments under that part of the Plan, as described above, and (ii) achieve individual performance goals (“Individual Goals”) and certain corporate objectives (“Corporate Objectives”), to receive payments under that portion of the Plan. Individual Goals/Corporate Objectives will be prepared annually (semi-annually for sales executives), and the CEO and Compensation Committee will review and approve the goals for each executive and provide a copy to the Board.

•

If an executive does not achieve at least 50% of both of his or her Individual Goals/Corporate Objectives, he or she will not earn an Individual Goal/Corporate Objective bonus payment for the period and will not be eligible for any bonus for that period.

•

If an executive achieves more than 50%, but less than 100% of the Individual Goals/Corporate Objectives, the CEO has discretion to assess goal attainment and make a recommendation to the Compensation Committee to modify the Individual Goal bonus payment to reflect the individual’s performance.

•	Relative weighting of the Individual Goals and Corporate Objectives components for each executive shall be at the discretion of the CEO, as approved by the Compensation Committee.

•

The CEO, with the approval of the Compensation Committee, shall have the ability to apply a multiplier to the overall bonus for any executive as determined above, ranging from 75-125% of the amount otherwise due.

EMPLOYMENT REQUIREMENTS

In order to be eligible for any bonus payment under the Plan, and for a bonus to be considered to be earned under the Plan, participants must be employed for the entire performance period, and except as provided below, in order to receive a bonus under the Plan, a Participant must be an active, full-time employee on the date bonuses are paid.

If an executive resigns on good terms, exercises termination for good reason, or takes an approved leave of absence during the performance period, the CEO has the discretion to recommend to the Compensation Committee that a partial bonus be paid if the executive worked a significant portion of a performance period and achieved the majority of the goals, subject to the terms of any written employment agreement.

For executives who join the Company after the beginning of a performance period but before the last 60 days of it, he or she may be eligible for prorated participation at the sole discretion of the CEO and the Compensation Committee.

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The CEO and Compensation Committee have discretion to adjust bonus awards to reflect changes in the industry, Company, the executive’s job duties or performance, or any other circumstance that impact bonus awards.

MISCELLANEOUS

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

Notwithstanding whether this Plan is referenced in another agreement, policy, arrangement or other document, only the Board of Directors or the Compensation Committee may amend or terminate this Plan at any time. Further, the Board of Directors or the Compensation Committee may modify the Corporate Goals or Individual Goal amounts at any time, and grant stock options in lieu of cash bonus.

The Board of Directors or the Compensation Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.

This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.